Exhibit 10.13
AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement ("Amendment") amends the Employment Agreement (the "Agreement" ), entered into as of March 17, 2010 (the "Agreement " ), by and between DaVita Inc. (now called DaVita HealthCare Partners Inc. and referred to in this Amendment " Employer") and Javier Rodriguez ("Employee"). Specifically, effective December 31, 2014, the parties agree to amend the Agreement as follows:

1.    A new Section 2.8 is hereby added to the Agreement as follows:

"Possible Recoupment of Certain Compensation. Notwithstanding any other provision in this Agreement to the contrary, Employee shall be subject to the written policies of the Board of Directors as well as laws and regulations applicable to executives of the Employer, including without limitation the DaVita HealthCare Partners Inc. Incentive Compensation Clawback Policy approved by the Board of Directors on December 4, 2014 and rules adopted pursuant to the Dodd-Frank Act, and any other Board policy, law or regulation relating to recoupment or "clawback" of compensation that may exist from time to time during the Employee's employment by the Employer and thereafter."

In all other respects, and with the exception of any all previous amendments, the Agreement remains unchanged and in full force and effect.

EMPLOYER / DAVITA HEALTHCARE             EMPLOYEE/
PARTNERS INC.

By /s/ Laura Mildenberger                /s/ Javier Rodriguez
Laura Mildenberger                    Javier Rodriguez
Chief People Officer

Approved as to Form

/s/ Michael Freimann
Michael A. Freimann
Assistant General Counsel – Labor & Employment